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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in Registration Statement Nos. 333-89154, 333-30578, 333-14037, 33-48119, 33-72194 and 33-82894 on Form
S-8 and Registration Statement No. 333-57114 on Form S-3 of BE Aerospace, Inc. of our report dated April 7, 2000 (May 2, 2001 as to the effects of the restatements discussed in Note 15), which expresses unqualified opinion and includes an explanatory paragraph regarding the restatement of the disclosures relating to the Company's reportable segments as discussed in Note 15, appearing in this Annual Report on Form 10-K/A of BE Aerospace, Inc. for the year ended February 26, 2000.



DELOITTE & TOUCHE LLP



Costa Mesa, California
May 2, 2001